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                                   EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE



                                                             For the Three Months Ended            For the Nine Months Ended
                                                                    September 30,                       September 30,
                                                          -------------------------------       --------------------------------
                                                              1998               1997               1998               1997
                                                          ------------       ------------       ------------       ------------
Computation of (loss) per common share:

     Net loss applicable to common shareholders ....      $   (851,451)      $ (1,658,514)      $ (3,141,894)      $ (5,060,200)
                                                          ------------       ------------       ------------       ------------

Weighted average number of common shares outstanding        43,175,591         17,559,485         34,616,869         15,357,241

     Net loss per common share .....................      $      (0.02)      $      (0.09)      $      (0.08)      $      (0.33)
                                                          ============       ============       ============       ============

Computation of (loss) per common share
  assuming full dilution (A):


No calculation of loss per common share assuming full dilution is submitted because such computation results in an antidilutive loss per common share.